Exhibit 99.1

FOR IMMEDIATE RELEASE

Curis Reports Second Quarter 2006 Financial Results

CAMBRIDGE, MA, July 27, 2006 - Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the second quarter ended June 30, 2006.

For the second quarter of 2006, Curis reported a net loss of $3,924,000, or ($0.08) per share, as compared to a net loss of $4,858,000 or ($0.10) per share for the same period in the prior year.

Net revenues for the second quarter of 2006 were $2,559,000 as compared to $1,241,000 for the second quarter of 2005, an increase of $1,318,000. The increase in net revenues was primarily due to a decrease in contra-revenues recorded under the Company’s basal cell carcinoma co-development arrangement with Genentech. Revenues are summarized by type and collaborator in the following table:

	Three Months Ended June 30,
	2006	2005
Gross revenues:
Genentech	$1,512,000	$1,538,000
Wyeth	686,000	645,000
Procter & Gamble	387,000	—
Centocor	100,000	—
Spinal Muscular Atrophy Foundation	420,000	632,000

Subtotal	3,105,000	2,815,000
Contra-revenue:
Genentech co-development contra-revenue	(546,000)	(1,574,000)

Net revenues	$2,559,000	$1,241,000

Operating expenses for the second quarter of 2006 were $6,811,000 as compared to $6,293,000 for the second quarter of 2005, an increase of $518,000, or 8%. The primary changes in research and development and general and administrative expenses are as follows:

Research and Development. Research and development spending was $3,840,000 for the second quarter of 2006 as compared to $3,665,000 for same period in 2005, an increase of $175,000, or 5%. Research and development costs by program are as follows:

		Quarter Ended June 30,
		2006	2005
Research and Development Program:	Collaborator:
Hedgehog Antagonist – Cancer	Genentech	$457,000	$911,000
Hedgehog Agonist – Nervous System Disorders	Wyeth	578,000	778,000
Hedgehog Agonist – Hair Loss	P&G	283,000	203,000
Discovery Research – Spinal Muscular Atrophy	SMA Foundation	574,000	807,000
Discovery Research – Cancer and Other	Genentech	817,000	508,000
Discovery Research – Neurological and Other	Centocor	249,000	—
Discovery Research – Other	Internal	653,000	383,000
Stock-Based Compensation		229,000	75,000

Total Research and Development Expense		$3,840,000	$3,665,000

General and Administrative. General and administrative spending was $2,962,000 for the second quarter of 2006 as compared to $2,609,000 for the same period in 2005, an increase of $353,000, or 14%. The increase in general and administrative expenses was principally due to $884,000 in stock-based compensation expense recognized during the second quarter of 2006 as a result of the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments (SFAS 123R). Curis has elected the modified prospective application transition method of recording stock-based compensation expense covered under SFAS 123R and, as such, Curis expects to record compensation expense for all share-based payments covered under SFAS 123R in 2006 and future years. The Company has not and will not record compensation expense under SFAS 123R for years prior to 2006.

Offsetting the increase in stock-based compensation, the second quarter of 2006 also reflected a $489,000 decrease in occupancy costs. This decrease related to a $500,000 charge that was recorded in the second quarter of 2005 for an estimated loss on the Company’s 61 Moulton Street facility operating lease. In the second quarter of 2005, the Company’s subtenant informed the Company that it was unlikely to be able to continue to satisfy its obligations under the terms of the sublease.

Net revenues for the six months ended June 30, 2006 were $4,597,000 as compared to $428,000 for the same period of 2005, an increase of $4,169,000. The increase in net revenues in the 2006 period was due to a $3,507,000 decrease in contra-revenues recorded under the Company’s basal cell carcinoma co-development arrangement with Genentech. The higher contra-revenues in the first half of 2005 resulted from significant preclinical costs that were incurred by Genentech prior to the Company exercising its co-development option in January 2005. Upon the Company’s election to exercise its co-development option, 50% of such previously-incurred preclinical costs became payable by the Company and were recorded as contra revenue in the first quarter of 2005. In addition, gross revenues recognized under the Company’s collaborations and research grant increased during the six months ended June 30, 2006 as compared to the same period in the prior year. Revenues are summarized by type and collaborator in the following table:

	Six Months Ended June 30,
	2006	2005
Gross revenues:
Genentech	$3,057,000	$2,516,000
Wyeth	1,361,000	1,570,000
Procter & Gamble	475,000	—
Centocor	200,000	—
Spinal Muscular Atrophy Foundation	864,000	1,221,000
Other	12,000	—

Subtotal	5,969,000	5,307,000
Contra-revenue:
Genentech co-development contra-revenue	(1,372,000)	(4,879,000)

Net revenues	$4,597,000	$428,000

Operating expenses were $13,200,000 and $11,064,000 for the six-month periods ended June 30, 2006 and 2005, respectively. The $2,136,000, or 19%, increase in the Company’s research and development and general and administrative expenses were due to the following:

Research and development: Research and development expenses were $7,325,000 for the six months ended June 30, 2006 as compared to $6,718,000 for the same period in the prior year, an increase of $607,000, or 9%. The increase was primarily due to an increase in stock-based compensation expense of $460,000. The Company’s spending in research remained consistent from period to period due to the reallocation of resources to various programs, and decreases in outside services. Research and development costs by program are as follows:

		Six Months Ended June 30,
		2006	2005
Research and Development Program:	Collaborator:
Hedgehog Antagonist – Cancer	Genentech	$1,000,000	$1,865,000
Hedgehog Agonist – Nervous System Disorders	Wyeth	1,260,000	1,481,000
Hedgehog Agonist – Hair Loss	P&G	561,000	446,000
Discovery Research – Spinal Muscular Atrophy	SMA Foundation	1,210,000	1,468,000
Discovery Research – Cancer and Other	Genentech	1,549,000	508,000
Discovery Research – Neurological and Other	Centocor	428,000	—
Discovery Research – Other	Internal	833,000	926,000
Stock-Based Compensation		484,000	24,000

Total Research and Development Expense		$7,325,000	$6,718,000

General and administrative: General and administrative expenses were $5,848,000 for the six months ended June 30, 2006 as compared to $4,308,000 for the same period in the prior year, an increase of $1,540,000, or 36%. The increase in general and administrative expenses was principally due to $1,392,000 in stock-based compensation expense, an increase of $495,000 in legal costs related to patent prosecution and maintenance and an increase of $247,000 in professional and consulting services related to the restatement of the Company’s financial statements in the first quarter of 2006. These increases were offset by decreases in personnel costs and lower occupancy costs.

As of June 30, 2006, Curis had cash, cash equivalents, marketable securities and investments of $41,810,000 and there were 49,129,625 shares of common stock outstanding.

Recent Developments

On July 11, 2006, Curis announced that Curis and Genentech had halted enrollment in the basal cell carcinoma (BCC) Phase I clinical trial, and had made a decision not to move forward with the Phase I molecule in its current formulation. Curis believes that this decision does not impact the ongoing collaboration between Genentech and Curis pursuant to which the parties are conducting research in a systemic Hedgehog antagonist program for the treatment of solid tumor cancers. The results from Segment 3 of the Phase I BCC clinical trial showed that the formulation did not downregulate the targeted pharmacodynamic marker in this tumor, suggesting a possibility that the drug candidate may not have been adequately penetrating human skin. Curis is working with Genentech to determine the next steps for this program and expects to make a decision in the coming months. Currently, the Company is sharing in the development costs for this clinical candidate and Curis expects that its co-development expenditures will decline in the short term pending determination of the future basal cell carcinoma development plan.

Second Quarter 2006 Highlights

•	In June 2006, Curis announced the initiation of a new strategic focus on seeking to develop later-stage drug development programs and to de-emphasize its earlier-stage discovery research. This new direction represents an expansion of Curis’ continuing strategy to mitigate risk by seeking to both create and acquire a broad portfolio of later-developmental stage assets and maximize the Company’s capacity and competencies in drug development.

As part of this transition and aligned with this strategy, Dr. Lee Rubin, the Company’s Executive Vice President and Chief Scientific Officer, resigned from Curis in July 2006, having accepted a position at the Harvard University Stem Cell Institute. The Company expects Dr. Rubin to continue his involvement with the Company as a scientific consultant. Dr. Joseph Davie, a member of the Company’s board, will serve as interim Chief Scientific Officer and will temporarily oversee Curis’ drug programs while also assisting Curis in its efforts to build a more development-focused scientific team. Over the coming months, the Company expects that Dr. Davie will seek to build a Scientific Advisory Board that is comprised of members with late-stage preclinical and clinical stage drug development experience in a variety of disease areas including cancer, dermatology and neurology.

Also as a result of this new focus, the Company also expects that its Spinal Muscular Atrophy discovery research program and related research grant from the SMA Foundation will terminate during the second half of 2006.

•	Also in June 2006, Curis announced the receipt of U.S. patent number 7,060,450, which covers screening assays for antagonists and agonists of the Hedgehog signaling pathway. This patent includes cell-based assays that use a Hedgehog responsive promoter element containing Gli binding sites as the read-out.

•	In May 2006, Curis announced the publication of preclinical data in the journal Circulation, showing that topical Sonic Hedgehog gene therapy accelerated wound healing in an animal model of diabetes. This beneficial effect appeared to involve the enhanced mobilization of blood vessel-forming progenitor cells from the bone marrow to the wound site, whose presence was interpreted as helping to explain the increased blood supply observed within the healing wound.

•	Also in May 2006, Curis announced that Genentech had extended funding to support the Company’s personnel who are performing research services relating to both the systemic Hedgehog antagonist program and the development of xenograft models for use in other Genentech programs. Funding was extended through December 2006 and the parties have an option to extend further research funding through June 11, 2007, upon mutual agreement.

•	In April 2006, Curis announced the presentation of preclinical animal model data at the 97th Annual Meeting of the American Association for Cancer Research (AACR). The data presented suggested that a Hedgehog antagonist inhibited the growth of tumors in pancreatic cancer and small cell lung cancer. These data were generated as part of Curis’ ongoing collaboration with Genentech to develop systemically administered Hedgehog small molecule antagonists for the potential treatment of solid tumors.

“The recent announcement on the halt of the Phase I trial for basal cell carcinoma was disappointing; however, we note that preliminary data from Segments 1 and 2 revealed no significant safety concerns in four weeks of topical treatment. The end of the Phase I trial should have a positive impact on our burn rate, at least in the short term, since we expect that our co-development costs on this program will decline. We expect that we will clarify our plans for the basal cell carcinoma program, including whether to continue bearing co-development costs assuming that the program continues, before the end of the year,” Daniel Passeri, Curis’ President and Chief Executive Officer, stated.

Mr. Passeri continued: “The systemic antagonist program partnered with Genentech, which continues to progress toward a planned IND filing, is for different compounds unrelated to the topical program. We look forward to updating you on our progress on the systemic program and our other programs in the coming months.”

The Company will hold a conference call today, July 27, 2006, at 10:00 A.M. EDT, to discuss its financial results, the progress of its therapeutic product development programs, and additional corporate activities. Daniel Passeri, President and Chief Executive Officer of Curis, will host the call.

To access the live conference call, please call 800.573.4754 from the United States or Canada or 617.224.4325 from other locations, shortly before 10:00 A.M. EDT. The conference ID number is 69308393. The conference call can also be accessed on the Curis website at www.curis.com in the Investor Relations section. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EDT, Thursday, August 10, 2006. To access the replay, please call 888-286-8010 from the United States or Canada or 617-801-6888 from other locations and reference the conference ID number 33273298.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Gross revenues	$3,105,076	$2,814,625	$5,969,605	$5,306,379
Contra-revenues from co-development with Genentech[1]	(546,191)	(1,574,000)	(1,372,291)	(4,878,502)

Net revenues	2,558,885	1,240,625	4,597,314	427,877

Operating expenses:
Research and development	3,840,313	3,665,300	7,324,958	6,718,322
General and administrative	2,962,165	2,608,558	5,847,903	4,308,210
Amortization of intangible assets	8,282	18,768	27,050	37,536

Total operating expenses	6,810,760	6,292,626	13,199,911	11,064,068

Net loss from operations	(4,251,875)	(5,052,001)	(8,602,597)	(10,636,191)

Other income, net	327,680	194,065	629,408	396,943

Net loss	$(3,924,195)	$(4,857,936)	$(7,973,189)	$(10,239,248)

Basic and diluted net loss per common share	$(0.08)	$(0.10)	$(0.16)	$(0.21)

Basic and diluted weighted average common shares outstanding	49,032,837	47,964,360	48,944,392	47,905,956

[1]	As required under accounting rules outlined in Emerging Issues Task Force No. 01-9, the Company recorded contra-revenue for amounts that it paid to Genentech during the three- and six-month periods ending June 30, 2006, and for amounts that Curis owed to Genentech as of June 30, 2006 that will be paid subsequent to the end of the quarter, for the reimbursement of the Company’s equal share of costs incurred by Genentech in connection with the co-development of the basal cell carcinoma product candidate. These contra-revenues offset gross revenues recorded under the Company’s collaborations and research grant. Amounts paid by the Company to Genentech under the co-development arrangement will be recorded first as contra-revenues to the extent of both cumulative revenues recognized to-date and probable future revenues, which include any deferred revenue balances under all collaborations with Genentech, and then as expense.

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2006	December 31, 2005
ASSETS

Cash, cash equivalents, marketable securities	$41,809,913	$44,209,322
Long-term investments – restricted	195,998	195,998
Accounts and notes receivable	567,633	1,002,511
Property and equipment, net	4,761,117	5,347,639
Intangible assets, net	8,982,000	9,009,050
Other assets	1,223,308	1,149,733

Total assets	$57,539,969	$60,914,253

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$6,421,218	$5,088,998
Debt obligations, excluding convertible debt	2,599,772	3,226,712
Convertible debt	—	2,605,280
Deferred revenue	13,897,798	11,993,684

Total liabilities	22,918,788	22,914,674

Total stockholders’ equity	34,621,181	37,999,579

Total liabilities and stockholders’ equity	$57,539,969	$60,914,253

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development efforts involve the use of proteins or small molecules to modulate these pathways. Curis has used this technology and product development approach to produce multiple compounds with potential use for several different fields, including cancer (under two collaborations with Genentech), neurological disorders (under collaboration with Wyeth), hair growth (under collaboration with Procter & Gamble), kidney and other diseases (licensed to Ortho Biotech Products and under development at Centocor, both subsidiaries of Johnson & Johnson), and cardiovascular disease. For more information, please visit the Curis web site at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Curis’ expectation that its co-development costs on the basal cell carcinoma program will decline, at least in the short term, Curis’ expected timeline for a future decision regarding basal cell carcinoma development plans, and its expectations regarding the progress of its Hedgehog antagonist program for solid tumors, under development with Genentech. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause the Company’s actual results to be materially different from those indicated by such forward-looking statements including, among other things:

•	adverse results in the Company’s and its strategic collaborators’ and licensees’ product development programs;

•	difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by the Company and its collaborators and licensees;

•	the Company’s ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies;

•	changes in or the Company’s inability to execute its business plan;

•	the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates, fund its co-development obligations under its collaboration with Genentech and execute the Company’s business plan;

•	unplanned cash requirements and expenditures;

•	risks relating to the Company’s ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Wyeth, and Procter & Gamble as well as its license agreement with Ortho Biotech Products;

•	the risk that competitors will discover and develop signaling pathway-based or other competing therapeutics faster and more successfully than the Company and its collaborators are able to;

•	and other risk factors identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent reports periodically filed with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. The Company disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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Contacts

For Curis, Inc.

Michael P. Gray

Chief Financial Officer

(617) 503-6632